UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Preliminary Information Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

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Definitive Information Statement

ZSPACE, INC.

(Name of Registrant as Specified In Its Charter)
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No fee required

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

SCHEDULE 14C INFORMATION STATEMENT
(Pursuant to Regulation 14C of the Securities Exchange Act of 1934 as amended)
ZSPACE, INC.
55 Nicholson Lane
San Jose, California 95134

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF SPECIAL MEETING OF STOCKHOLDERS

THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
Dear Stockholder:
This letter and the enclosed Information Statement is being furnished by zSpace, Inc., a Delaware corporation (“zSpace” or the “Company”), to the holders of record (the “Stockholders”) of the Company’s outstanding common stock, par value $0.00001 per share (the “Common Stock”), as of the close of business on March 12, 2026 (the “Record Date”). The purpose of this letter and the enclosed Information Statement is to inform you that holders of shares of outstanding Common Stock representing in excess of a majority of the outstanding votes of the capital stock of the Company as of the Record Date (the “Consenting Stockholders”) have executed a written consent dated March 13, 2026 (the “Written Consent”) in lieu of a special meeting.
The Written Consent authorized the filing of a Certificate of Amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “COI”) to effect a reverse split of the Company’s Common Stock (the “Reverse Stock Split”) at a reverse stock split ratio in the range of 1-for-15 through 1-for-25, as determined by the board of directors of the Company (the “Board of Directors”) at any time prior to the one year anniversary of the filing of the Information Statement with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the Reverse Stock Split.
The Written Consent constitutes the consent of a majority of the outstanding votes at any meeting of stockholders and is sufficient under the Delaware General Corporation Law and the Company’s COI to approve the Amendment. Accordingly, the Amendment is not presently being submitted to the Company’s other stockholders for a vote.
The Reverse Stock Split will become effective upon filing of the Amendment with the Secretary of State of the State of Delaware. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company may file the Amendment on or after April   , 2026, which is 20 calendar days following the date the Company first mailed the Information Statement to the Stockholders.
The accompanying Information Statement is being furnished to Company the Stockholders for informational purposes only, pursuant to Section 14(c) of the Exchange Act and the rules and regulations prescribed thereunder. zSpace is not soliciting your proxy or consent in connection with the matters discussed above. You are urged to read the Information Statement in its entirety for a description of the Written Consent.
By Order of the Board of Directors,
/s/ Paul Kellenberger

Paul Kellenberger, Chief Executive Officer

ZSPACE, INC.
55 Nicholson Lane
San Jose, California 95134

INFORMATION STATEMENT IN LIEU OF SPECIAL MEETING OF STOCKHOLDERS

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF ACTION TAKEN BY CERTAIN STOCKHOLDERS OF THE COMPANY.
GENERAL INFORMATION
This Information Statement is being first mailed on or about   , 2026 to the holders of record (the “Stockholders”) of the outstanding common stock, par value $0.00001 per share (the “Common Stock”), of zSpace, Inc., a Delaware corporation (“zSpace” or the “Company”), as of the close of business on March 12, 2026 (the “Record Date”), by the Board of Directors of the Company (the “Board of Directors”) to provide material information regarding corporate actions that have been approved by a written consent dated March 13, 2026 (the “Written Consent”) in lieu of a special meeting by holders of shares of outstanding Common Stock representing in excess of a majority of the outstanding votes of the capital stock of the Company as of the Record Date (the “Consenting Stockholders”).
The Written Consent authorized the filing of a Certificate of Amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “COI”) to effect a reverse split of the Company’s Common Stock (the “Reverse Stock Split”) at a reverse stock split ratio in the range of 1-for-15 through 1-for-25, as determined by the board of directors of the Company (the “Board of Directors”) at any time prior to the one year anniversary of the filing of this Information Statement with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the Reverse Stock Split.
AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE CONSENTING STOCKHOLDERS
Under Section 228 of the Delaware General Corporation Law (the “DGCL”), any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing, unless the certificate of incorporation of the company provides otherwise. Pursuant to Section 242 of the DGCL, the approval of the Reverse Stock Split requires the affirmative vote or written consent of a majority of the issued and outstanding shares of capital stock entitled to vote thereon.
As of the Record Date, there were 35,642,955 shares of Common Stock outstanding, and 1,500,000 shares of Series P Convertible Preferred Stock (the “Series P Preferred Stock”) outstanding, which each share of Series P Preferred Stock is entitled to vote with the Common Stock on an as-converted basis, for a total of 37,142,955 possible votes on any matter submitted to a vote of stockholders.
On March 11, 2026, the Board of Directors unanimously adopted a resolution approving the Reverse Stock Split and recommended that the stockholders of the Company approve the Reverse Stock Split. In connection with the adoption of this resolution, the Board of Directors elected to seek the written consent of the Consenting Stockholders, in order to reduce associated costs and implement the proposals in a timely manner. The Consenting Stockholders voted in favor of the Reverse Stock Split by Written Consent. As of the Record Date, the Consenting Stockholders were the record or beneficial owners of 18,694,538 shares of Common Stock, which represented 50.33% of the total votes of the issued and outstanding shares of capital stock entitled to vote thereon as of the Record Date. No consideration was paid for the Written

Consent. The Consenting Stockholders names, affiliations with the Company and beneficial holdings are as follows:
Name of Beneficial Owner	Common Stock	Series P Preferred Stock	Total Votes	Percent of Total Votes
bSpace Investments Ltd.(1)	5,506,800	—	5,506,800	14.83%
dSpace Investments Ltd.(2)	11,580,670	—	11,580,670	31.18%
Fiza Investments Limited(3)	1,176,471	—	1,176,471	3.17%
3i, LP	430,597	—	430,597	1.16%
Total	18,694,538	—	18,694,538	50.33%

(1)
Mohammed Al Hassan, the Co-CEO of Gulf Islamic Investments, LLC (“GII”), personally holds 100% of the equity interest in bSpace. As such, although GII does not own any securities of bSpace, GII may be deemed to be an affiliate of bSpace.

(2)
Pankaj Gupta, one of the Company’s directors until his resignation in December 2025 and the Co-CEO of GII, holds 100% of the equity interest in dSpace in his personal capacity. As such, although GII does not own any securities of dSpace, GII may be deemed to be an affiliate of dSpace.

(3)
Based on information reported in a Schedule 13G, Hamad Aljumairi, the Senior Vice President of Investment Placement of GII, holds 100% of the equity interest in Fiza in his personal capacity. As such, he may be deemed to be the beneficial owner of the securities held by Fiza, as determined under rules issued by the SEC. Mr. Aljumairi disclaims beneficial ownership of all such securities. As such, although GII does not own any securities of Fiza, GII may be deemed to be an affiliate of Fiza.

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Reverse Stock Split. The Company is not seeking written consent from any other holders of capital stock of the Company, and no other holder of capital stock will be given an opportunity to vote with respect to the actions described in this Information Statement. This Information Statement is furnished solely for the purposes of advising the Stockholders of the Written Consent and giving the Stockholders notice of such actions taken as required by Section 14(c) of the Exchange Act and the regulations promulgated thereunder.
The Company will, when permissible following the expiration of the 20-day period mandated by Rule 14c-2 of the Exchange Act and the provisions of the DGCL, file the Amendment with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. The Reverse Stock Split will become effective on the effective date specified in the Amendment (the “Effective Date”).

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK
The COI authorizes the issuance of up 105,000,000 shares, consisting of two classes of stock: (i) 100,000,000 shares of Common Stock, par value $0.00001 per share, and (ii) 5,000,000 shares of preferred stock, $0.00001 par value per share (“Preferred Stock”).
Common Stock
Holders of Common Stock are entitled to one vote for each share of Common Stock held of record by such holder on all matters voted upon by the Stockholders; provided, however, that, except as otherwise required in the COI or by applicable law, the holders of Common Stock will not be entitled to vote on any amendment to the COI that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the COI or pursuant to the DGCL. Holders of Common Stock do not have cumulative voting rights for the election of directors. Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of the Company’s liquidation, dissolution or winding up, subject to the preferences of any shares of the Company’s Preferred Stock which may then be outstanding, the assets legally available for distribution to holders of Common Stock would be distributable ratably among the holders of the Company’s Common Stock and any participating Preferred Stock outstanding at that time
Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
As of March 12, 2026, there were 35,642,955 shares of Common Stock issued and outstanding.
Preferred Stock
The Board of Directors is authorized, subject to limitations prescribed by the DGCL, to issue up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by the Company’s stockholders. As of March 12, 2026, the Board of Directors has designated all 5,000,000 shares of Preferred Stock as the Series P Preferred Stock pursuant to a Certificate of Designations of Series P Convertible Preferred Stock (the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on January 27, 2026, of which 1,500,000 shares of Series P Preferred Stock are issued and outstanding.
The Series P Preferred Stock has the following rights and preferences:
Stated Value:   Each share of Series P Preferred Stock has a stated value of $2.00, subject to adjustment as set forth in the Certificate of Designations (the “Stated Value”).
Dividends:   Holders of Series P Preferred Stock are entitled to receive cumulative dividends at a rate of eighteen percent (18%) per annum, payable annually. Dividends accrue and compound annually and are payable solely in additional shares of Series P Preferred Stock.
Liquidation Preference:   In the event of any liquidation, dissolution, or winding-up of the Company, or a Change of Control Transaction (as defined in the Certificate of Designations) holders of Series P Preferred Stock are entitled to receive, prior to any distribution to holders of junior securities, an amount per share equal to the Stated Value plus any accrued and unpaid dividends.
Voting Rights:   The Series P Preferred Stock votes together with the Common Stock on an as-converted basis. Additionally, as long as any shares of Series P Preferred Stock remain outstanding, the Company cannot take certain actions without the affirmative vote of the holders of a majority of the outstanding Series P Preferred Stock. These actions include, among others: (a) adversely altering the powers, preferences or rights of the Series P Preferred Stock; (b) creating any class of stock senior to or pari passu with the Series P Preferred Stock; (c) amending the Company’s Certificate of Incorporation in a manner that adversely affects the holders; or (d) increasing the number of authorized shares of Series P Preferred Stock.
Conversion:   Beginning on the third anniversary of the Original Issue Date (as defined in the Certificate of Designations), holders may opt to convert their shares of Series P Preferred Stock into shares of Common Stock. The conversion rate is determined by dividing the Stated Value (plus accrued unpaid dividends) by the “Conversion Price.” The initial “Conversion Price” is the Stated Value ($2.00) and is subject to adjustment for stock splits, stock dividends, and similar events. All outstanding shares of Series P Preferred Stock will automatically convert into shares of Common Stock on the fifth anniversary of the Original Issue Date. For the automatic conversion occurring on the fifth anniversary of the Original Issue Date, the conversion rate is the lower of (y) the Conversion Price and (z) 80% of the 90-Day VWAP of the Company’s Common Stock.
Rank:   The Series P Preferred ranks senior to the Common Stock.
SUMMARY OF REVERSE STOCK SPLIT
On March 11, 2026, the Board of Directors approved a resolution to amend the COI to effect a reverse split of the Company’s Common Stock (the “Reverse Stock Split”) at a reverse stock split ratio in the range of 1-for-15 through 1-for-25, as determined by the Board of Directors at any time prior to the one year anniversary of the filing of this Information Statement with the SEC pertaining to the Reverse Stock Split. On March 13, 2026, the Consenting Stockholders approved the Reverse Stock Split and therefore the Reverse Stock Split has been approved by the requisite majority of the issued and outstanding shares of capital stock entitled to vote thereon, and the Board is not seeking further authorization by the Stockholders. The following description of the proposed Amendment is a summary and is subject to the full text of the proposed Amendment, which is attached to this Information Statement as Annex A. The Company plans to effect the Reverse Stock Split in order to increase the per share trading price of the Common Stock to satisfy the minimum bid price requirement for continued listing on The Nasdaq Capital Market (“Nasdaq”). The Board of Directors believes that maintaining the Company’s listing on Nasdaq is important to providing an efficient and liquid market for the Stockholders, enhancing the Company’s ability to raise capital, and improving the visibility of the Common Stock to institutional investors. Furthermore, the Board of Directors believes that the Reverse Stock Split may improve the marketability and liquidity of the Common Stock by making the share price more attractive to a broader range of investors who may be precluded from purchasing stocks priced below certain thresholds.
The Board of Directors will cause the Amendment to be filed with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. The Reverse Stock Split will become effective on the Effective Date, which could be as early as the 20th day after this Information Statement is mailed to the Stockholders. The Board of Directors also may determine in its discretion not to effect the Reverse Stock Split and not to file the Amendment. No further action on the part of Stockholders will be required for the Board to either implement or abandon the Reverse Stock Split.
The proposed Amendment, if effected, will effect a Reverse Stock Split of the outstanding shares of the Company’s Common Stock at a reverse stock split ratio in the range of 1-for-15 through 1-for-25 (the “Ratio Range”), as determined by the Board of Directors at any time prior to the one year anniversary of the filing of this Information Statement with the SEC pertaining to the Reverse Stock Split. As of the Record Date, 35,642,955 shares of Common Stock were issued and outstanding. Based on such number of shares of Common Stock issued and outstanding, immediately following the effectiveness of the Reverse Stock Split (and without giving effect to rounding for fractional shares), the Company will have, depending on the reverse stock split ratio selected by the Board of Directors, issued and outstanding shares of Common Stock as illustrated in the table under the caption “Summary of the Reverse Stock Split — Effects of the Reverse Stock Split — Effect on Shares of Common Stock.” Except for de minimis adjustments that may result from the treatment of fractional shares as described below, all holders of the Company’s Common Stock will be affected proportionately by the Reverse Stock Split.

Each Stockholder of record will hold the same percentage of Common Stock immediately following the Reverse Stock Split as such Stockholder of record held immediately prior to the Reverse Stock Split, except for de minimis adjustments that may result from the treatment of fractional shares. The par value of the Company’s Common Stock will continue to be $0.00001 per share and the number of shares of Common Stock authorized for issuance will continue to be 100,000,000 (see “Summary of the Reverse Stock Split —  Effects of the Reverse Stock Split — Reduction in Stated Capital”). Also, the conversion terms of the Series P Preferred Stock will be adjusted in automatically in accordance with the Certificate of Designations as necessary to cause each share of Series P Preferred Stock to be convertible into the number of shares of Common Stock that such share of Series P Preferred Stock would have received if such share of Series P Preferred Stock was converted into Common Stock immediately prior to the Effective Date of the Reverse Stock Split.
Reasons for the Reverse Stock Split
The Board of Directors has determined that it is in the best interests of the Company and its Stockholders to combine the shares of Common Stock within the Ratio Range, as determined by the Board of Directors at a later date, in order to raise the per share trading price of the Common Stock in order to meet the continued listing criteria of Nasdaq and to improve the marketability and liquidity of the Common Stock.
In accordance with Nasdaq Listing Rule 5550(a)(2), the Company’s Common Stock must have a minimum price of at least $1.00 per share in order to continue listing on Nasdaq (the “Minimum Price Requirement”). On December 11, 2025, the Company received a written notice from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC indicating that the Company is not in compliance with the Minimum Price Requirement. The notice has no immediate effect on the listing or trading of the Company’s Common Stock on Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until June 9, 2026, to regain compliance. To regain compliance, the Company’s minimum bid price must be $1.00 or more for a minimum of 10 consecutive business days during this compliance period, unless the Staff exercises its discretion to require a longer period. The closing sale price of the Common Stock on March 11, 2026, was $0.2131 per share.
The Company intends to set the Final Ratio (as defined below) of the Reverse Stock Split so as to meet this listing criteria based on market conditions at the effective time of the Reverse Stock Split. However, no assurances can be given that the Reverse Stock Split will serve this intended purpose or that the Company will meet the other requirements for listing on Nasdaq.
To that effect, on November 25, 2025, the Company received a written notice from the Staff indicating that the Company is not in compliance with the continued listing requirement set forth in Nasdaq Listing Rule 5550(b)(2), which requires listed companies to maintain a minimum market value of listed securities (“MVLS”) of at least $35,000,000. The Reverse Stock Split will not have any impact on the Company’s MVLS.
The Board of Directors believes that maintaining listing on Nasdaq is critical to the long-term interests of the Company and its stockholders. A delisting could significantly impair the liquidity and marketability of the Common Stock, potentially relegating it to the “pink sheets” or the OTC Bulletin Board, where price quotations are often less frequent and the spread between bid and asked prices can be wider. Furthermore, a delisted status may limit the Company’s ability to raise additional capital through the issuance of equity securities, discourage institutional investors from holding shares of Common Stock, and diminish the overall visibility of the Company within the financial community. By implementing the Reverse Stock Split, the Company aims to meet one of the Nasdaq requirements for continued listing in order to preserve a broader and more diverse investor base and maintain the more stringent oversight and transparency associated with a national securities exchange.
Additionally, the Company believes that an increased stock price may encourage investor interest and improve the marketability of the Common Stock to a broader range of investors. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Company believes that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in the Common Stock.
Reducing the number of outstanding shares of Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share trading price of the Common Stock. However, other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business may adversely affect the per share trading price of the Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the per share trading price of the Common Stock will increase following the Reverse Stock Split or that the per share trading price of the Common Stock will not decrease in the future.
The purpose of approving exchange ratios within the Ratio Range (rather than a fixed exchange ratio) is to provide the Company and the Board of Directors with the flexibility to achieve the desired results of the Reverse Stock Split at the effective time of the Reverse Stock Split. The Board of Directors, in its sole discretion, may effect the Reverse Stock Split only upon the determination by the Board of Directors that the Reverse Stock Split would be in the best interests of the Company and the Stockholders at such time. If the Board of Directors were to effect the Reverse Stock Split, then the Board of Directors would set the timing for such a split and select the specific ratio within the Ratio Range (the “Final Ratio”). No further action on the part of Stockholders would be required for the Board of Directors to either implement or abandon the Reverse Stock Split. If the Board of Directors determines to effect the Reverse Stock Split, the Company would communicate to the public, prior to commencement of trading on a Reverse Stock Split-adjusted basis, additional details regarding the Reverse Stock Split, including the Final Ratio selected by the Board of Directors. The Board of Directors reserves its right, notwithstanding Stockholder approval and without further action by the Stockholders, to elect not to proceed with the Reverse Stock Split at any time prior to the filing of the Amendment with the Secretary of State of the State of Delaware.
Criteria to Be Used for Determining Whether to Implement the Reverse Stock Split:
In determining whether to implement the Reverse Stock Split and which reverse stock split ratio to implement, the Board of Directors may consider, among other things, various factors, such as:
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the historical trading price and trading volume of the Common Stock;

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Nasdaq’s continued listing standards requirements;

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the then-prevailing trading price and trading volume of the Common Stock and the expected impact of the Reverse Stock Split on the trading market for the Common Stock in the short- and long-term; and

•
prevailing general market and economic conditions.

Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split
The Company cannot assure you that the proposed Reverse Stock Split will increase the stock price of the Common Stock.
The Company expects that the Reverse Stock Split will increase the per share trading price of the Common Stock. However, the effect of the Reverse Stock Split on the per share trading price of the Common Stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share trading price of the Common Stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of outstanding shares of Common Stock following the Reverse Stock Split, and the Reverse Stock Split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. In addition, although the Company believes the Reverse Stock Split may enhance the marketability of the Common Stock to certain potential investors, the Company cannot assure Stockholders that, if implemented, the Common Stock will be more attractive to investors. Even if the Company implements the Reverse Stock Split, the per share trading price of the Common Stock may decrease due to factors unrelated to the Reverse Stock Split, including the Company’s future performance. If the Reverse Stock Split is consummated and the per share trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than might occur in the absence of the Reverse Stock Split.
If the Reverse Split does not result in a proportionate increase in the price of the Common Stock, the Company may be unable to meet the continued listing requirements of Nasdaq.
The Company expects that the Reverse Split will increase the market price of the Common Stock so that the Company will be able to meet the Minimum Price Requirement of Nasdaq. However, the effect of the Reverse Split on the market price of the Common Stock cannot be predicted with certainty, and the results of reverse stock splits by companies under similar circumstances have varied. It is possible that the market price of the Common Stock following the Reverse Split will not increase sufficiently for us to meet the Minimum Price Requirement. If the Company is unable meet the Minimum Price Requirement or other requirements of Nasdaq, it may not be able maintain its listing on Nasdaq.
The proposed Reverse Stock Split may decrease the liquidity of the Common Stock and result in higher transaction costs.
The liquidity of the Common Stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of the Company’s stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing holders of Common Stock in the event they wish to sell all or a portion of their position.
The Reverse Stock Split may lead to a decrease in the Company’s overall market capitalization and make it more difficult to regain compliance with other continued listing requirements of Nasdaq.
The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in the Company’s overall market capitalization. Any reduction in the Company’s market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Stock Split. In order to regain compliance with the continued listing requirements of Nasdaq, the Company’s MVLS must close at $35 million or more for a minimum of 10 consecutive business days before May 26, 2026, unless the Staff exercises its discretion and grants an extension of the period of time eligible for compliance. The Reverse Stock Split could cause it to become more difficult for the Company to meet the MVLS requirement to remain listed on Nasdaq following implementation of the Reverse Stock Split.
Implementation of the Reverse Stock Split
In order to implement the Reverse Stock Split, the Company will need to file the Amendment with the Secretary of State of the State of Delaware. Under federal securities rules and regulations, the Company may not file the Amendment until at least 20 calendar days after the mailing or furnishing of this Information Statement to the Stockholders. The effectuation of the Reverse Stock Split is conditioned upon the filing of the Amendment with the Secretary of State of the State of Delaware. The actual timing of the filing of the Amendment with the Secretary of State of the State of Delaware to effect the Reverse Stock Split will be determined by the Board of Directors. In addition, if for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned at any time prior to the filing of the Amendment, without further action by the Stockholders. In addition, the Board of Directors may deem it advisable to effect the Reverse Stock Split even if the price of the Common Stock is above $1.00 at the time the Reverse Stock Split is to be effected.
As soon as practicable after the Board has determined the Final Ratio, Stockholders will be notified that the Reverse Stock Split will be effected. The Company’s transfer agent will act as exchange agent for the Reverse Stock Split for purposes of implementing the exchange of stock certificates. Holders of old shares may (but will not be required to) surrender to the exchange agent certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or the Company’s transfer agent. No new certificates will be issued to a Stockholder until such Stockholder has surrendered such Stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.
Fractional Shares
The Board of Directors does not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, the Company does not expect to issue certificates representing fractional shares. In lieu of any fractional shares, the Company will issue to Stockholders of record who would otherwise hold a fractional share because the number of shares of Common Stock they hold of record before the Reverse Stock Split is not evenly divisible by the Final Ratio that number of shares of Common Stock as rounded up to the nearest whole share. No Stockholders will receive cash in lieu of fractional shares.
Effects of the Reverse Stock Split
General
After the Effective Date of the Reverse Stock Split, if implemented by the Board of Directors, each Stockholder will own a reduced number of shares of Common Stock. The principal effect of the Reverse Stock Split will be to proportionately decrease the number of outstanding shares of the Common Stock based on the Final Ratio selected by the Board of Directors.
The Reverse Stock Split would be effected simultaneously for all shares of Common Stock, and the Final Ratio would be the same for all shares of Common Stock. The Reverse Stock Split would affect all of the holders of Common Stock uniformly and would not affect any Stockholder’s percentage ownership interests in the Company, voting rights or other rights in each case, other than as a result of the treatment of fractional shares as described herein. For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% (other than the nominal effect of the treatment of fractional shares) of the voting power of the outstanding shares of Common Stock after the Reverse Stock Split. If approved and implemented, the Reverse Stock Split may result in additional Stockholders owning “odd lots” of less than 100 shares of Common Stock. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing holders of Common Stock in the event they wish to sell all or a portion of their position. The Company believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split.
Effect on Shares of Common Stock
The following table, which is provided for illustrative purposes only, contains approximate information, based on share information as of March 12, 2026, relating to the outstanding Common Stock based on hypothetical reverse stock split ratios within the Ratio Range assuming that the Reverse Stock Split is implemented. The rows labeled “Post-Reverse Stock Split” in the table do not reflect the adjustments that will result from the issuance of additional shares to certain holders to round up their fractional shares. The Company cannot calculate at this time the number of whole shares that will be issued in lieu of fractions as a result of the Reverse Stock Split.
	Number of Shares Issued and Outstanding	Number of Shares Reserved for Future Issuance	Number of Shares Authorized but Not Outstanding or Reserved
Common Stock Pre-Reverse Stock Split	35,642,955	23,910,015	40,447,030
Post-Reverse Stock Split (1:15)	2,376,197	1,594,001	96,029,802
Post-Reverse Stock Split (1:20)	1,782,148	1,195,501	97,022,352
Post Reverse Stock Split (1:25)	1,425,718	1,956,401	97,617,881
After the Effective Date of the Reverse Stock Split, if implemented by the Board of Directors, the Common Stock will have a new CUSIP number, a number used to identify the Common Stock.

The Common Stock is currently registered under Section 12(g) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the Reverse Stock Split.
Effect on Par Value
The proposed Amendment to the COI to effect the Reverse Stock Split will not affect the par value of the Common Stock, which will remain at $0.00001 per share.
Reduction in Stated Capital
As a result of the Reverse Stock Split, upon the Effective Date, the stated capital on the Company’s balance sheet attributable to the Common Stock, which consists of the par value per share of the Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split. The Company’s stockholders’ equity, in the aggregate, will remain unchanged. The shares of Common Stock authorized for issuance will also not change.
Effect on Preferred Stock
The proposed Amendment to the COI to effect the Reverse Stock Split will not impact the total authorized number of shares of Preferred Stock, the total number of shares of Preferred Stock issued and outstanding, or the par value of the Preferred Stock.
Also, the conversion terms of the Series P Preferred Stock will be adjusted in automatically in accordance with the Certificate of Designations as necessary to cause each share of Series P Preferred Stock to be convertible into the number of shares of Common Stock that such share of Series P Preferred Stock would have received if such share of Series P Preferred Stock was converted into Common Stock immediately prior to the Effective Date of the Reverse Stock Split.
No Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
Shares Held in Book-Entry and Through a Broker, Bank, or Other Holder of Record
If you hold registered shares of Common Stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of Common Stock in registered book-entry form. If you are entitled to post-Reverse Stock Split shares of Common Stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Date indicating the number of shares of Common Stock that you hold.
If the Reverse Stock Split is effected, we do not expect Stockholders who hold their shares in “street name” (that is, through a broker, bank, or other holder of record) will need to take any action for their accounts to reflect the post-Reverse Stock Split quantity of shares they hold. Brokers, banks, and other nominees who hold Common Stock will process the Reverse Stock Split for the beneficial owners of Common Stock. Such brokers, banks, and other nominees may implement different procedures than those to be followed by registered stockholders for processing the reverse stock split, particularly with respect to the treatment of fractional shares. Stockholders who hold shares of our Common Stock in “street name” and who have questions regarding the procedures of their broker, bank or other nominee for processing the Reverse Stock Split are encouraged to contact the organization holding their shares.
If you hold your shares of Common Stock with a broker, bank or other holder of record, and you have any questions in this regard, the Company encourages you to contact your holder of record.

Shares Held in Certificated Form
If you hold any of your shares of Common Stock in certificated form (the “Old Certificate(s)”), you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the Effective Date. The transmittal letter will be accompanied by instructions specifying how you can deliver your Old Certificate(s) so that you are in a position to transfer or trade your post-Reverse Stock Split shares of Common Stock which will be in a book-entry form, evidenced by a transaction statement that will be sent to your address of record as soon as practicable after your delivery of a letter of transmittal indicating the number of shares of Common Stock you hold. Until surrendered as contemplated herein, a Stockholder’s Old Certificate(s) shall be deemed at and after the Effective Date to represent the number of full shares of Common Stock resulting from the Reverse Stock Split.
YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.
Vote Required
To be approved, the Reverse Stock Split required the affirmative vote or written consent of a majority of the issued and outstanding shares of capital stock entitled to vote thereon, voting together as a single class, which has already occurred by virtue of the Written Consent signed by the Consenting Stockholders. Therefore, the Company is not holding a Stockholder meeting to vote on the Reverse Stock Split or soliciting the vote of Stockholders.
No Appraisal Rights
Under the DGCL, the Stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Reverse Stock Split described in this Information Statement, and the Company will not independently provide the Stockholders with any such rights.
Interest of Certain Persons in Matters to Be Acted Upon
No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is not shared by all of the other Stockholders.
Anti-Takeover and Dilutive Effects
The authorized Common Stock will not be diluted as a result of the Reverse Stock Split. The Common Stock that is authorized but unissued provides the Board of Directors with flexibility to effect among other transactions, public or private financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board of Directors, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Amendment would continue to give the Board of Directors authority to issue additional shares from time to time without delay or further action by the Stockholders except as may be required by applicable law or regulations. The Amendment was not approved in response to any specific effort of which the Company is aware to obtain control of the Company, nor does the Board of Directors have any present intent to use the authorized but unissued Common Stock or Preferred Stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.
Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following discussion is a summary of the U.S. federal income tax consequences of the Reverse Stock Split generally applicable to U.S. holders (as defined below) of Common Stock, and is based upon U.S. federal income tax law and relevant interpretations thereof in effect as of the date of this Information Statement, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to you in light of your individual circumstances, including if you are subject to special tax rules that apply to certain types of investors (e.g., financial institutions, insurance companies, broker-dealers, partnerships or other pass-through entities for

U.S. federal income tax purposes, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market tax accounting, S corporations, regulated investment companies, real estate investment trusts, investors that will hold the Company’s securities as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, the Medicare tax on certain investment income or the alternative minimum tax.
This summary is limited to U.S. holders that hold Common Stock as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below
For purposes of this summary, a “U.S. holder” is a beneficial holder of Common Stock who or that, for U.S. federal income tax purposes, is:
•
an individual who is a United States citizen or resident of the United States;

•
a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized (or treated as created or organized) in or under the laws of the United States or any state or political subdivision thereof;

•
an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) it has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.
The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss should be recognized by a U.S. holder upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT DOES NOT CONSTITUTE TAX ADVISE. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of zSpace’s Common Stock as of January 31, 2026, by: (i) each person, or group of affiliated persons, known by us to beneficially own more than 5% of the Company’s common stock; (ii) each of the Company’s named executive officers; (iii) each of the Company’s directors; and (iv) all of the Company’s executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of the Company’s common stock.
Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of January 31, 2026. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares(1)
Greater than 5% Stockholders
bSpace Investments Limited(2)	5,506,800	16.5%
dSpace Investments Limited(3)	11,580,670	34.8%
Named Executive Officers and Directors
Erick DeOliveira(4)	107,016	*
Michael Harper(5)	573,283	1.7%
Paul Kellenberger(6)	2,400,534	6.7%
Amit Jain	13,441	*
Joanna Morris	13,441	*
Abhay Pande(7)	40,529	*
Jane Swift	13,441	*
All Directors and Executive Officers as a Group (7 persons)	3,161,685	8.7%

*
Less than 1.0%

(1)
Based on 33,302,983 shares of Common Stock outstanding as of January 31, 2026.

(2)
Based on a review of the records of the Company’s transfer agent as of January 31, 2026, and information provided in a Schedule 13G filed on February 14, 2025 by bSpace Investments Ltd and Mohammed Al Hassan. The shares are held of record by bSpace Investments Ltd. Mohammed Al Hassan holds 100% of the equity interest in bSpace Investments Ltd in his personal capacity. The address for bSpace Investments Ltd is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931, United Arab Emirates.

(3)
Based on a review of the records of the Company’s transfer agent as of January 31, 2026, and information provided in a Schedule 13G filed on February 14, 2025 by dSpace Investments Ltd and Pankaj Gupta. The shares are held of record by dSpace Investments Ltd. Pankaj Gupta holds 100% of the equity interest in dSpace Investments Ltd and therefore may be deemed to be the beneficial owner of the securities held by dSpace Investments Ltd. Pankaj Gupta disclaims beneficial ownership of all such securities. The address for dSpace Investments Ltd is Emaar Square, Building 4, Office 701, Downtown Dubai, PO Box 215931, United Arab Emirates.

(4)
Includes (i) 45,436 shares of Common Stock issuable to Mr. DeOliveira upon the exercise of options that are exercisable within 60 days after January 31, 2026, and (ii) 21,083 shares of Common Stock issuable upon the vesting of restricted stock units (“RSUs”) within 60 days after January 31, 2026.

(5)
Includes 517,886 shares of Common Stock issuable to Mr. Harper upon the exercise of options that are exercisable within 60 days after January 31, 2026, and (ii) 17,000 shares of Common Stock issuable upon the vesting of RSUs within 60 days after January 31, 2026.

(6)
Includes 2,302,249 shares of Common Stock issuable to Mr. Kellenberger upon the exercise of options that are exercisable within 60 days after January 31, 2026, and (ii) 33,500 shares of Common Stock issuable upon the vesting of RSUs within 60 days after January 31, 2026.

(7)
Includes 27,088 shares of Common Stock issuable to Mr. Pande upon the exercise of options that are exercisable within 60 days after January 31, 2026.

ADDITIONAL INFORMATION
Please read all sections of this Information Statement carefully. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”). In addition, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 is available free of charge at the SEC’s website at www.sec.gov, on the Company’s website at https://investor.zspace.com/sec-filings or upon written request to us at c/o Corporate Secretary, zSpace, Inc., 55 Nicholson Lane, San Jose, CA 95134.
COSTS OF THIS INFORMATION STATEMENT
The Company will pay all costs associated with the distribution of the Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.
STOCKHOLDERS SHARING THE SAME ADDRESS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Information Statement with respect to two or more stockholders sharing the same address by delivering a single Information Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are stockholders will be “householding” this Information Statement. A single Information Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you are a beneficial owner of shares held in “street name,” if, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate communication, or if you and others in your household currently receive multiple copies of communications at your addresses and would like to request “householding” of those communications, please notify your broker. In addition, the Company will promptly deliver a separate copy of the Information Statement upon request by mail at 55 Nicholson Lane, San Jose, CA 95134, or by telephone at (408) 498-4050.
NO INCORPORATION BY REFERENCE
In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. This Information Statement includes several website addresses or references to additional company reports found on those websites. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in those reports, is not part of this Information Statement and is not incorporated by reference.

FORWARD-LOOKING STATEMENTS AND INFORMATION
This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. You can identify forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions. The forward-looking statements are based on management’s current expectations, estimates and projections about the us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that it cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecasted in the forward-looking statements. You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.
THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
By Order of the Board of Directors
/s/ Paul Kellenberger

Paul Kellenberger
Chief Executive Officer
March   , 2026

Annex A
Form of Certificate of Amendment

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ZSPACE, INC.
zSpace, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST:   The name of the Corporation is zSpace, Inc., and the name under which the Corporation was originally incorporated is Infinite Z, Inc.
SECOND:   The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 26, 2006 and was amended and restated by that certain Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on December 29, 2023, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on July 12, 2024, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 25, 2024 and was further amended and restated by that certain Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the state of Delaware on December 6, 2024, and was further amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on November 10 2025.
THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending Article V of its Certificate of Incorporation by adding the following paragraph as Section A.6. thereof:
“6. Effective at 11:59 p.m., Eastern Time, on [DATE] (the “Reverse Stock Split Effective Time”), every [      ] ([      ]) shares of Common Stock of the Corporation issued and outstanding or held by the Corporation as treasury shares as of the Reverse Stock Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, without effecting a change to the par value per share of Common Stock, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. In lieu of any fractional shares, the Corporation will issue to stockholders of record who would otherwise be entitled to receive a fractional share because the number of shares of Common Stock they hold of record before the Reverse Stock Split is not evenly divisible by the Reverse Stock Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. As of the Reverse Stock Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the Reverse Stock Split is deemed to represent the number of post-Reverse Stock Split shares into which the pre-Reverse Stock Split shares were reclassified and combined. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be, after giving effect to the Reverse Stock Split.”

A-1

FOURTH:   That the foregoing amendment was duly adopted by unanimous written consent of the directors Board of Directors pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.
FIFTH:   That the foregoing amendment was duly adopted by stockholders representing holders of a majority of the voting stock of the Corporation by written consent in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
SIXTH:   This Certificate of Amendment shall become effective at [11:59 p.m.] Eastern Time on [DATE].
zSpace, Inc. has caused this certificate to be signed on                  .
By:

Authorized Officer
Title:
Name:

(Print or Type)

A-2